EXHIBIT  11





                                     TRISM, INC.
            Computation of Basic and Diluted Earnings Per Common Share
          For the three months and six months ended June 30, 1999 and 1998
                  (In thousands, except per share amounts, unaudited)


                                                             Three Months Ended           Six Months Ended
                                                              1999         1998            1999          1998

Net income (loss)                                          $ (2,646)     $    205      $  (6,490)     $ (1,742)


Weighted average number of shares

     Basic:
          Average common shares outstanding                   5,702         5,724          5,702         5,724

     Diluted:
          Average common shares outstanding                   5,702         5,724          5,702         5,724
          Common share equivalents resulting from
             assumed exercise of stock options                    -             -              -             -

                                                              5,702         5,724          5,702         5,724

Earnings (loss) per common share:

     Basic                                                 $  (0.46)     $   0.04      $   (1.14)     $  (0.30)

     Diluted                                               $  (0.46)     $   0.04      $   (1.14)     $  (0.30)





Earnings (Loss) Per Share

Basic earnings (loss) per share excludes dilution and is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding. Common shares outstanding include issued shares less shares held in treasury. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock (common stock equivalents). Diluted earnings per share is calculated by dividing net income by the sum of the weighted average number of common shares outstanding and dilutive common stock equivalents at the end of each reporting period. Common stock equivalents are excluded from the diluted calculation if a net loss was incurred for the period as these transactions are anti-dilutive.